                                                                   EXHIBIT 10.23



                            ASSET PURCHASE AGREEMENT



                                 BY AND BETWEEN


                         AMERICAN GUIDANCE SERVICE, INC.
                                   ("PARENT")


                           LINDY ACQUISITION CO., LLC
                                    ("BUYER")


                                       and


                         LINDY ENTERPRISES, INCORPORATED
                                   ("SELLER")


                                       and


                          CYNTHIA WEBB a/k/a SINDY WEBB
                                 ("SHAREHOLDER")

                                       and

                                  STEPHEN WEBB
                                    ("WEBB")




                            Dated as of May ___, 2001

                                TABLE OF CONTENTS


                                                                                                                Page
ARTICLE 1     PURCHASE AND SALE OF ASSETS.........................................................................1
   1.1        Asset Purchase......................................................................................1
   1.2        Excluded Assets.....................................................................................2
   1.3        Consideration for Assets............................................................................2
   1.4        Payment of Purchase Price...........................................................................3
   1.5        Non-Assumption of Liabilities.......................................................................3
   1.6        Limited Assumed Liabilities.........................................................................4
   1.7        Sales, Use and Excise Taxes.........................................................................4

ARTICLE 2     CONDITIONS..........................................................................................4
   2.1        Conditions to Buyer's Obligation....................................................................4
   2.2        Conditions to Seller's Obligations..................................................................5
   2.3        Termination of Agreement............................................................................6

ARTICLE 3     CONDUCT AND TRANSACTIONS OF BUSINESS PRIOR TO CLOSING...............................................7
   3.1        Access to Information...............................................................................7
   3.2        Restrictions in Operation of the Business...........................................................7
   3.3        General.............................................................................................8
   3.4        Notice of Developments..............................................................................8
   3.5        No-Shop.............................................................................................8

ARTICLE 4     REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER, SHAREHOLDER AND WEBB..........................8
   4.1        Organization and Corporate Power....................................................................8
   4.2        Authorization.......................................................................................8
   4.3        Title to Assets.....................................................................................8
   4.4        Licenses and Permits................................................................................9
   4.5        Inventory; Tangible Personal Property...............................................................9
   4.6        Intellectual Property...............................................................................9
   4.7        Insurance..........................................................................................10
   4.8        Litigation, Adverse Claims and Related Matters.....................................................10
   4.9        Laws and Regulations...............................................................................10
   4.10       Breaches of Contracts; Required Consents...........................................................10
   4.11       Brokerage..........................................................................................11
   4.12       Creditors..........................................................................................11
   4.13       No Default or Legal Restrictions...................................................................11
   4.14       No Insolvency......................................................................................11
   4.15       Environmental Protection...........................................................................11
   4.16       Financial Statements...............................................................................11
   4.17       Effect of the Transaction..........................................................................11
   4.18       Complete Assets....................................................................................11
   4.19       Brokerage..........................................................................................12
   4.20       Completeness of Disclosure.........................................................................12

ARTICLE 5     REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PARENT AND BUYER.....................................12
   5.1        Corporate Organization and Power...................................................................12
   5.2        Authorization......................................................................................12
   5.3        No Violation.......................................................................................12
   5.4        Brokerage..........................................................................................12
   5.5        Creditors..........................................................................................13
   5.6        No Insolvency......................................................................................13

ARTICLE 6     INDEMNIFICATION....................................................................................13
   6.1        Indemnification by Seller, Shareholder and Webb....................................................13
   6.2        Indemnification by Buyer...........................................................................13
   6.3        Cooperation, Notice and Opportunity to Defend......................................................14

ARTICLE 7     OTHER AGREEMENTS...................................................................................14
   7.1        Escrow Agreement...................................................................................14
   7.2        Expenses...........................................................................................14
   7.3        Confidentiality....................................................................................15
   7.4        Public Disclosures.................................................................................15

ARTICLE 8     CLOSING............................................................................................15
   8.1        Closing............................................................................................15
   8.2        Documents to be Delivered by Seller................................................................15
   8.3        Documents Delivered by Buyer.......................................................................16

ARTICLE 9     POST CLOSING OBLIGATIONS...........................................................................16
   9.1        Environmental Obligations..........................................................................16
   9.2        Further Documents and Assurances...................................................................17
   9.3        Collection of Seller's Receivables.................................................................17
   9.4        Dissolution of Seller..............................................................................18
   9.5        Review of Closing Balance Sheet....................................................................18

ARTICLE 10    NONCOMPETITION, NON-DISCLOSURE, NON-SOLICITATION...................................................19
   10.1       Noncompetition.....................................................................................19
   10.2       Geographical Extent of Covenant....................................................................19
   10.3       Tolling of Restricted Period.......................................................................19
   10.4       Limitation on Covenant.............................................................................19
   10.5       Nonsolicitation; Non-hire and Noninterference......................................................19
   10.6       Indirect Competition or Solicitation...............................................................20
   10.7       Reasonableness of Restrictions.....................................................................20
   10.8       Nondisclosure......................................................................................20
   10.9       "Business Secrets".................................................................................20

ARTICLE 11    MISCELLANEOUS......................................................................................21
   11.1       Amendment and Waiver...............................................................................21
   11.2       Notices............................................................................................21
   11.3       Assignment.........................................................................................22
   11.4       No Strict Construction.............................................................................23
   11.5       Captions...........................................................................................23
   11.6       Complete Agreement.................................................................................23
   11.7       Counterparts.......................................................................................23
   11.8       Governing Law......................................................................................23
   11.9       Survival...........................................................................................23
   11.10      Interpretation.....................................................................................23
   11.11      Schedules and Exhibits.............................................................................23


                              LIST OF DEFINED TERMS


                                                             Section Where Found
                                                             -------------------

Accounts Payable..................................................Section 8.2(e)
Artwork...........................................................Section 1.1(d)
Business..............................................................Background
Business Secrets....................................................Section 10.9
Buyer....................................................................Preface
Claims............................................................Section 1.5(c)
Closing..............................................................Section 8.1
Closing Balance Sheet................................................Section 9.5
Closing Date.........................................................Section 8.1
Collection Period.................................................Section 9.3(a)
Competing Business Activity......................................Section 10.1(b)
Computer Software.................................................Section 4.6(b)
Contracted Employees..............................................Section 2.1(g)
Contracts.........................................................Section 1.1(b)
Damages...........................................................Section 6.1(a)
Employment Letters................................................Section 2.1(g)
Escrow...............................................................Section 7.1
Escrow Agreement.....................................................Section 7.1
Excluded Assets......................................................Section 1.2
Financial Statements................................................Section 4.16
Indemnifying Party...................................................Section 6.3
Inventory.........................................................Section 1.1(c)
Lease.............................................................Section 2.1(f)
Liabilities..........................................................Section 1.5
Parent...................................................................Preface
Phase I Report....................................................Section 2.1(m)
Premises.............................................................Section 9.1
Property.............................................................Section 9.1
Purchased Assets.....................................................Section 1.1
Purchase Price.......................................................Section 1.3
Restricted Period................................................Section 10.1(a)
Seller...................................................................Preface
Seller's Receivables..............................................Section 9.3(a)
Shareholder..............................................................Preface
Shareholder Consulting Agreement..................................Section 2.1(d)
Source Code.......................................................Section 1.1(e)
Titles............................................................Section 1.1(a)
Trademarks and Licenses...........................................Section 4.6(a)
Webb.....................................................................Preface
Webb Consulting Agreement.........................................Section 2.1(e)

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT made as of this ___th day of May, 2001, by and between American Guidance Service, Inc., a Minnesota corporation with offices located at 4201 Woodland Road, Circle Pines, MN 55014 ("Parent"), Lindy Acquisition Co., LLC, a Delaware limited liability company ("Buyer") and Lindy Enterprises, Incorporated, a Texas corporation with offices located at 1718 Humble Place Drive, Humble, TX 77338-5275 ("Seller"), Cynthia Webb, a/k/a Sindy Webb, an individual residing at 2306 River Village, Kingwood, Texas 77339 ("Shareholder") and Stephen Webb, an individual residing at 2306 River Village, Kingwood, Texas 77339 ("Webb").

                                   BACKGROUND

         A. Seller is engaged in the business (the "Business") of creating, publishing and selling skill assessment test preparation and other educational materials including the titles, software and other materials identified in
Schedule 1.1(a).

         B. Seller desires to sell and transfer to Buyer and Buyer desires to purchase and acquire from Seller, the titles and certain other assets of Seller as described in this Agreement, upon the terms, conditions and provisions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, agreements and conditions herein, and other good and valuable consideration, the receipt and the sufficiency of which are acknowledged, the parties agree as follows:

                                   ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

         1.1. Asset Purchase. Subject to the terms and conditions set forth in this Agreement, Buyer will purchase from Seller, and Seller will sell, transfer, assign, convey and deliver to Buyer on the Closing Date (as defined in Section 8.1), all of Seller's right, title and interest in and to the assets used in or relating to the Business (other than the Excluded Assets), including without limitation the following assets of Seller (the "Purchased Assets"):

                  (a) The titles, software and other materials, published and unpublished, identified on Schedule 1.1(a) hereto (the "Titles") including all documents, data and information used in their publication;

                  (b) The author and/or reseller contracts, license agreements, assignment agreements, distribution agreements, sales agreements, put rights agreements and all other agreements related to, necessary for or arising in connection with the Business, which are all identified on
         Schedule 1.1(b) (the "Contracts"), and all other intangible assets, including without limitation the goodwill of the Business, informal relations with customers, contractors, authors, resellers and suppliers and rights relating to the exclusive use of the name "Lindy Enterprises";

                  (c) The inventory identified on Schedule 1.1(c) (the "Inventory");

                  (d) All available artwork, film, plates and all other reproductive materials (the "Artwork");

                  (e) The computer program source code, object code, documentation, technical manuals relating to the computerized versions of the Titles, any and all proprietary rights and information to all of the foregoing (the "Source Code");

                  (f) All copyrights to the Titles, Artwork and any other Purchased Asset;

                  (g) All trademark, service mark, trade name and all other intellectual or proprietary rights, including without limitation all common law rights, to the Titles, Artwork and all other Purchased Assets;

                  (h) All sales support and promotional materials, advertising materials and production, sales and marketing records relating to the Titles;

                  (i) All customer lists or similar records of all sales and potential sales of the Titles (together with the right to solicit and service said customers) and files, a detailed sales history of products and quantities sold as identified on Schedule 1.1(i), all supplier lists, manuals, forms, computer programs and like data respecting the Business;

                  (j) Author advances, if any, relative to the Titles as identified in Schedule 1.1(j);

                  (k) All Trademarks and Licenses as defined in Section 4.6(a);

                  (l) All Computer Software as defined in Section 4.6(b);

                  (m) All unfilled sales orders, including back orders, for the Titles, which are identified in Schedule 1.1(m); and

                  (n) All furniture, fixtures, equipment, machines and other tangible assets which are owned by Seller and used in connection with the Business as of the date of this Agreement, including but not limited to those set forth on Schedule 1.1(n).

         Coincident with the above sale and transfer, and upon payment of the purchase price at Closing as contemplated by Section 1.4 of this Agreement, Seller shall deliver to Buyer possession of the Purchased Assets.

         1.2 Excluded Assets. The following assets (the "Excluded Assets") and the assets listed on Schedule 2.1 shall not be sold, transferred, conveyed or delivered to Buyer pursuant to this Agreement: (i) cash, including bank accounts of Seller, (ii) life insurance policies and (iii) except as provided in Article 9 below, accounts receivable of the Business arising prior to the Closing Date; provided, however, that the Excluded Assets shall not include more than Seven Hundred Fifty Thousand Dollars ($750,000) in accounts receivables.

         1.3 Consideration for Assets. In consideration of and in exchange for the sale of the Purchased Assets, Buyer shall pay to Seller the following (the "Purchase Price"):

                  (a) Eighty Thousand Dollars ($80,000) for tangible assets as set forth on Schedule 1.3(a).

                  (b) Five Million Nine Hundred Twenty Thousand Dollars ($5,920,000) for goodwill as set forth on Schedule 1.3(b).

         1.4 Payment of Purchase Price. At Closing, Buyer shall pay Seller, in immediately available U.S. funds, the Purchase Price less Four Hundred Thousand Dollars ($400,000) which shall be deposited pursuant to the terms of the Escrow Agreement described in Section 7.1 below.

         1.5 Non-Assumption of Liabilities. Despite anything to the contrary contained in this Agreement, Buyer shall not assume, purchase, accept nor undertake any claims, promises, liabilities, duties, obligations, warranties, guarantees or undertakings of Seller or any officer, director, employee, agent or parent corporation of Seller, of any kind or nature whatsoever, whether fixed, contingent or accrued, matured or not matured, known or unknown, determined or undetermined, due or not yet due pertaining in any manner to the Business or the Purchased Assets including, without limitation (collectively, the "Liabilities"):

                  (a) any federal, state or local taxes, fees or charges based upon or measured by (i) Seller's income or profits, (ii) sales, excise or use taxes associated with Seller' business, or (iii) the sale, assignment or transfer of the Purchased Assets, all through the Closing Date;

                  (b) any obligation for accounting, legal or other professional fees which Seller incurs relative to the consummation of the transactions contemplated herein;

                  (c) any costs, expenses, charges, assessments, claims and liabilities (collectively any "Claims") resulting from any investigation, action or litigation or threats of investigation or litigation or other action arising out of or in connection with the Purchased Assets or the Business prior to and as of the Closing Date, notwithstanding that any such Claims are not revealed, disclosed, discovered, asserted or resolved until after the Closing Date;

                  (d) except as set forth in Schedule 1.5(d), any obligations, duties, liabilities, representations or agreements with respect to any outstanding warranties of Seller, whether express or implied, or product liability, whether express or implied, in connection with the Business through the Closing Date;

                  (e) any obligation respecting intercompany payables, receivables or any other intercompany transactions arising prior to the Closing Date;

                  (f) any obligation or liability relating to or in connection with the employees of the Seller, including, but not limited to, any liability for accrued vacation or severance pay;

                  (g) any obligation or account payable of the Seller arising in connection with or relating to the Business on or prior to the Closing Date; or

                  (h) any costs, expenses and liabilities with respect to any environmental matters including penalties for non-compliance with state and federal environmental protection statutes or regulations or costs of remediation of any environmental damage.

         1.6 Limited Assumed Liabilities. The only liabilities assumed by the Buyer are the items or matters in listed in Schedule 1.6.

         1.7 Sales, Use and Excise Taxes. Seller shall be responsible for payment for any sales, use or excise taxes assessable with respect to the sale, assignment or transfer of the Purchased Assets contemplated in this Agreement.

                                   ARTICLE 2

                                   CONDITIONS

         2.1 Conditions to Buyer's Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) The representations and warranties set forth in Article 4 or in any exhibit, schedule or document delivered to Buyer pursuant to this Agreement will be true and correct in all respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement;

                  (b) Seller, Shareholder and Webb will have performed and complied with, in all respects, all of the conditions, covenants and agreements required to be performed and complied with under this Agreement;

                  (c) All governmental filings, authorizations and approvals or consents of third parties that are required, if any, for the consummation of the transactions contemplated by this Agreement will have been duly made and obtained;

                  (d) Seller and Shareholder shall have executed and delivered the Consulting Agreement in the form of Exhibit A (the "Shareholder Consulting Agreement");

                  (e) Seller and Webb shall have executed and delivered the Consulting and Agreement in the form of Exhibit B (the "Webb Consulting Agreement");

                  (f) Seller, Shareholder and Webb shall have executed and delivered the Lease Agreement in the form of Exhibit C (the "Lease");

                  (g) Each of the employees identified on Schedule 2.1(g) (the "Contracted Employees") shall have executed and delivered to the Buyer an Employment Letter substantially in the form attached as Exhibit D;

                  (h) No action or proceeding before any court or government body will be pending or threatened, including without limitation actions or proceedings pending or threatened relating to any of the Titles, wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions or transfers of Purchased Assets contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or in any way materially interfere with the transfer of any of the Titles or any of the Purchased Assets, nor shall there be any judgement rendered which has the effect of doing any of the foregoing;

                  (i) All proceedings, corporate or otherwise, to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated by this Agreement and all documents required to be delivered by Seller to effect the transactions contemplated by this Agreement reasonably requested by Buyer will be satisfactory in form and substance to Buyer;

                  (j) The Buyer's board of directors shall have authorized the officer(s) of Buyer to close the transactions contemplated by the Agreement;

                  (k) All parties shall have executed and delivered the Escrow Agreement in the form attached as Exhibit E;

                  (l) There has been no material adverse change in amount, nature or value of the Purchased Assets or material damage sustained to the general reputation of the Business or its brands and marks in the marketplace; and

                  (m) Buyer, in its sole discretion, shall be reasonably satisfied that there are no material adverse findings of environmental hazards or environmental liabilities identified in the Phase I environmental report (the "Phase I Report") on the premises identified in the Lease. Such determination shall be made at least ten (10) days prior to Closing Date by written notice to Seller or this condition is waived.

         Except as provided in Section 2.1(m), any condition specified in this
Section 2.1 may be waived by Buyer provided that no such waiver will be effective unless it is set forth in writing executed by Buyer.

         2.2 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) The representations and warranties set forth in Article 5 hereof or in any document delivered to Seller pursuant to this Agreement will be true and correct, in all respects, at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement;

                  (b) Buyer will have performed and complied with, in all respects, all the conditions, covenants and agreements required to be performed and complied with by it under this Agreement;

                  (c) All governmental filings, authorizations and approvals or consents of third parties that are required, if any, by Buyer for the consummation of the transactions contemplated by this Agreement will have been duly made and obtained as of the Closing Date;

                  (d) No action or proceeding before any court or government body will be pending or threatened against Buyer wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

                  (e) All proceedings, corporate or otherwise, to be taken by Buyer in connection with the consummation of the Closing and the other transactions contemplated by this Agreement and all documents required to be delivered by Buyer to effect the transactions contemplated by this Agreement reasonably requested by Seller will be reasonably satisfactory in form and substance to Seller;

                  (f) Buyer and Shareholder shall have executed and delivered the Shareholder Consulting Agreement;

                  (g) Buyer and Webb shall have executed and delivered the Webb Consulting Agreement;

                  (h) The Seller's board of directors shall have authorized the officer(s) of Seller to close the transactions contemplated by the Agreement;

                  (i) Buyer, Shareholder and Webb shall have executed and delivered the Lease;

                  (j) All of the parties shall have executed and delivered the Escrow Agreement; and

                  (k) Confirmation shall have been received by Seller from its bank that good funds have been received on the Closing Date in Seller's account representing the portion of the Purchase Price referred to in
         Section 1.4.

         Any condition specified in this Section 2. 2 may be waived by Seller provided that no such waiver will be effective unless it is set forth in a writing executed by Seller.

         2.3 Termination of Agreement. This Agreement and the transactions contemplated in this Agreement may be terminated at or prior to the Closing Date (provided that no party may terminate this Agreement due to a delay in Closing if such party's failure to fulfill its obligations under this Agreement shall have been a reason for delay) as follows:

                  (a) By mutual written consent of each party hereto;

                  (b) By Buyer pursuant to written notice if Seller has failed in any material respect to satisfy on or before the Closing Date all of the conditions to Closing set forth in Section 2.1 including cooperation with due diligence as described in this Agreement;

                  (c) By Buyer pursuant to written notice if Buyer is not satisfied with the results of its continuing business, legal and financial due diligence including the results of the Phase I Report;

                  (d) By Seller pursuant to written notice if Buyer has failed in any material respect to satisfy on or before the Closing Date any of the conditions to Closing set forth in Section 2.2; or

                  (e) If the transaction has not closed by May 31, 2001, which may be extended by written agreement of the parties.

                                   ARTICLE 3

              CONDUCT AND TRANSACTIONS OF BUSINESS PRIOR TO CLOSING

         3.1 Access to Information. During the period prior to the Closing, Seller shall permit officers and representatives of Buyer including without limitation its counsel, accountants or other authorized representatives, full access during normal business hours to all of the property, books, contract commitments, corporate and other records relating to the Business and/or the Purchased Assets and shall furnish to Buyer during such period all such information concerning the Business and/or the Purchased Assets as Buyer reasonably may request and shall allow Buyer a full opportunity to make a complete investigation of the Business.

         3.2 Restrictions in Operation of the Business. Seller represents and covenants that during the period from the date of this Agreement to the Closing (except as Buyer otherwise has consented in writing):

                  (a) Seller will timely pay and discharge all bills and monetary obligations arising in the ordinary course of business and timely and properly perform all of its obligations and commitments under all existing contracts and agreements pertaining to the Business and the Purchased Assets, except as to amounts or obligations which Seller contests in good faith or as to which it advises Buyer in writing prior to Closing;

                  (b) Seller shall carry on the Business in the ordinary course of business consistent with past practices, including customary capital spending and product development, will preserve intact the present organization of the Business, and will use all reasonable efforts to keep available the employees of the Business and to preserve relationships with customers and the goodwill of the Business, and Seller shall not enter into any agreement or purchase any asset in respect of the Business outside the ordinary course of business without the prior consent of Purchaser;

                  (c) Seller shall not reduce any insurance coverage affecting any of the Purchased Assets;

                  (d) Unless otherwise consented to by Buyer, Seller shall use its reasonably best business efforts to preserve the Business and the Purchased Assets and not to impair relationships with suppliers, customers and others in connection with the Business or the Purchased Assets; and

                  (e) Seller shall not agree to take any action referred to in this Section 3.2 in the future.

         3.3 General. Buyer, Seller, Shareholder and Webb will each use its, his and her reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 2). Neither Buyer, Seller, Shareholder nor Webb shall take any action that would, or that could be expected to, result in any of the conditions to Closing to not be satisfied.

         3.4 Notice of Developments. Buyer, Seller, Shareholder and Webb will each give prompt written notice within 48 hours to the other parties of any material adverse development causing a breach of any of its, his or her own representations and warranties in Articles 4 and 5. No disclosure by any party pursuant to this Section 3.4, however, shall be deemed to amend or supplement any schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         3.5 No-Shop. Seller agrees that prior to the termination of this Agreement by Buyer pursuant to Section 2.3, neither Seller nor any of Seller's representatives or agents will solicit any offer, inquiry or proposal from any other person with respect to the sale of the Business or the Purchased Assets. If Seller receives an unsolicited offer for the Business or the Purchased Assets, Seller shall promptly inform Buyer of the offer, including without limitation all material terms, and if such offer is in writing, shall provide Buyer with a copy of the offer.

                                    ARTICLE 4

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                         OF SELLER, SHAREHOLDER AND WEBB

         Seller, Shareholder and Webb each jointly and severally hereby represent and warrant the following to Buyer with the intention that Buyer may rely upon the same and acknowledge that the same shall be true on the date hereof and as of the Closing Date and shall survive the Closing of this transaction and shall not merge into any instruments delivered at Closing:

         4.1 Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and all jurisdictions in which it is doing business or has facilities, and has all requisite power and authority and all material authorizations, licenses and permits necessary to own and operate the Purchased Assets and to conduct the Business as now conducted.

         4.2 Authorization. Seller has full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement have been duly approved by all necessary action of Seller, Shareholder and Webb. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and binding obligation of Seller, Shareholder and Webb, enforceable in accordance with its terms.

         4.3 Title to Assets. Seller is the owner of the Purchased Assets and, as of the Closing, Seller will own good and marketable title to the Purchased Assets free and clear of all liens, charges, purchase rights, claims, pledges, mortgages, security interests, encumbrances, or other limitations or restrictions of any kind or nature whatsoever, with the exception of liens for sales taxes not yet due.

         4.4 Licenses and Permits. Seller possesses all permits, licenses, approvals and notifications, governmental or otherwise necessary to operate the Business.

         4.5 Inventory; Tangible Personal Property. The Inventory listed on
Schedule 1.1(c) will be, as of the Closing Date, good, merchantable and saleable at customary prices in the ordinary course of business. The other tangible personal property listed on Schedule 1.1(n) to be transferred under this Agreement is in good operating condition and repair, with only reasonable ordinary wear and tear excepted, and is suitable for the use to which such personal property has been put in the Business. Seller hereby assigns to Buyer as of the Closing Date, to the extent possible, any and all warranties covering such personal property existing as of the Closing Date.

         4.6 Intellectual Property.

                  (a) Trademarks and Copyrights. Schedule 4.6(a) sets forth a complete and accurate list of each trademark, copyright, trade name, and trademark and tradename registration or application, and copyright registration and application for copyright registration, by date and germane case or docket number and country of origin, and each license or licensing agreement, by date and the parties thereto, for each trademark and copyright license or license of application, held or employed by Seller, in connection with the Business or the Purchased Assets (each such trademark, copyright, application, and license or licensing agreement hereafter termed the "Trademarks and Licenses"). With respect to the Trademarks and Licenses:

                           (i) Seller owns, free and clear of all liens, pledges
                  or other encumbrances, all right, title and interest in the Trademarks and Licenses and otherwise has all rights to use the Trademarks and Licenses. The Trademarks and Licenses do not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, servicemark, trade name, trademark or trade name or servicemark registration or application, copyright, copyright registration or application relating thereto, or any license or other right of any third person, firm or corporation;

                           (ii) There are no outstanding or threatened,
                  governmental, judicial or adversary proceedings, hearings, arbitrations, disputes or other disagreements with respect to any of the Trademarks and Licenses; and

                           (iii) Upon the consummation of the Closing, Buyer
                  will be vested with and the sole owner of all rights, title and interest in and to all of the Trademarks and Licenses.

                  (b) Computer Software. As used in this Agreement, the term "Computer Software" means all computer software programs, Source Code and other computer program source codes, computer data bases and related documentation, materials and technical manuals which are used in connection with the Titles, Copyrights and other Purchased Assets and/or licensed to any customer, except for general office use software. With respect to such Computer Software:

                           (i) Seller owns, free and clear of all liens, pledges
                  or other encumbrances, all right, title and interest in the Computer Software, and otherwise has all rights to use the Computer Software. The Computer Software does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, servicemark, trade name, or trademark, servicemark or trade name registration or application copyright, copyright registration or application, or any license or intellectual property right of any third person, firm or corporation;

                           (ii) There are no outstanding or threatened,
                  governmental, judicial or adversary proceedings, hearings, arbitrations, disputes or other disagreements with respect to any of the Computer Software; and

                           (iii) Upon the consummation of the Closing, Buyer
                  will be vested with and the sole owner of all rights, title and interest, and all rights and authority to use all of the Computer Software.

         4.7 Insurance. Seller has maintained and will continue to maintain until the Closing Date insurance on the Purchased Assets against loss or damage by fire or other casualty as set out in letter dated October 10, 2000 from Gibbons Insurance Company. All such insurance is in full force on the date of this Agreement and is carried with reputable insurers.

         4.8 Litigation, Adverse Claims and Related Matters. Except as disclosed on Schedule 4.8 hereto, there is no suit, action, claim or other legal, administrative or arbitration proceeding pending or to Seller's knowledge threatened before any court or governmental commission, bureau or other regulatory authority, and there is no investigation or inquiry by any administrative agency or governmental body asserted or, to Seller's knowledge, threatened against Seller which relates directly to the Purchased Assets. There is no outstanding order, writ, injunction or decree of any court, administrative agency or governmental body or arbitration tribunal against or affecting the Purchased Assets.

         4.9 Laws and Regulations. Seller has complied, and will be in compliance on the Closing Date, with all applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to the Purchased Assets. Seller has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement relating to the Purchased Assets.

         4.10 Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by Seller, Shareholder or Webb, nor compliance by Seller, Shareholder or Webb with the terms and provisions of this Agreement will:

                  (a) conflict with or result in a breach of (i) any judgment, order, decree or ruling to which Seller is a party, (ii) any injunction of any court or governmental authority to which Seller is subject, or
         (iii) any agreement, contract or commitment which is material to the Purchased Assets; or

                  (b) except as disclosed in the schedules hereto, require the affirmative consent or approval of any third party.

         4.11 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, for which Buyer has any legal obligation.

         4.12 Creditors. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud creditors of Seller.

         4.13 No Default or Legal Restrictions. The execution and delivery of this Agreement by Seller, Shareholder and Webb and the consummation of the transactions contemplated by this Agreement will not (a) conflict with, or, with or without the giving of notice or passage of time, result in any breach of the terms, conditions or provisions of, or constitute a default under, or result in the imposition of any lien or encumbrance upon the Purchased Assets pursuant to, any applicable law, administrative regulation or judgment, order or decree of any court or governmental body, (b) violate any provision of any law, rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency, governmental body or arbitrator, or (c) require any filing with, or license, permit, consent or other governmental approval of, any federal, state or local governmental body.

         4.14 No Insolvency. Seller hereby covenants and represents that the fair market value of its total assets exceed their total liabilities and that Seller has sufficient working capital to pay its obligations when due and the transaction herein contemplated will not materially adversely impact upon Seller's financial condition.

         4.15 Environmental Protection. Seller, Shareholder and Webb have no knowledge, after reasonable inquiry, of any past or present conditions, circumstances, activities, practices, incidents, actions or plans relating to the Business or the Purchased Assets which may interfere with, or prevent compliance or continued compliance with, any laws relating to pollution or protection of the environment.

         4.16 Financial Statements. Attached at Schedule 4.16 is the (a) unaudited statements of income for the Seller for each of the years ended December 31, 1998, 1999 and 2000 and (b) unaudited balance sheet of the Seller as at December 31, 1998, 1999 and 2000 (collectively, the "Financial Statements"). The Financial Statements have been prepared from books and records maintained by the Seller consistent with past practice and fairly present, in all material respects, the financial conditions and results of operations of the Sellers, for the periods and as of the dates indicated.

         4.17 Effect of the Transaction. As of the date hereof, the Seller knows of no creditor, employee, client, customer or other person having a material business relationship with the Seller that has changed, or intends to change, such relationship because of the purchase and sale of the Purchased Assets.

         4.18 Complete Assets. The Purchased Assets include all assets used in or necessary for the operation of the business including without limitation all of the Titles, Contracts and Source Code, and Seller has provided to Buyer prior to Closing copies of all written contracts, agreements, arrangements, licenses, leases and/or permits to which Seller is a party.

         4.19 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, for which Buyer has any legal obligation.

         4.20 Completeness of Disclosure. The information set forth in the Schedules to this Agreement constitute part of the representations and warranties of the Seller, Shareholder and Webb and are accurate descriptions of the matters disclosed therein. None of the representations, warranties or statements of Seller, Shareholder and/or Webb contained in this Agreement, or any schedule or exhibit to this Agreement contains or will contain any untrue statement of a fact or omits to state any fact the omission of which would be misleading.


                                   ARTICLE 5

                  REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
                                PARENT AND BUYER

         Parent and Buyer each jointly and severally hereby represent and warrant the following to Seller with the intention that Seller may rely upon the same and acknowledge that the same shall be true on the date hereof and as of the Closing Date and shall survive and shall not merge into any instruments delivered at the Closing of this transaction:

         5.1 Corporate Organization and Power. Parent is a corporation duly organized and validly existing under the laws of the State of Minnesota, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         5.2 Authorization. Parent and Buyer each have full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly approved by all necessary action of each of the Parent and the Buyer. This Agreement has been duly authorized, executed and delivered by Parent and Buyer and constitutes a valid and binding obligation of Parent and Buyer, enforceable in accordance with its terms.

         5.3 No Violation. Neither Parent nor Buyer is subject to or obligated under its certificate of incorporation, its bylaws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement. Parent and Buyer shall each comply with all applicable laws, and with all applicable rules and regulations of all governmental authorities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         5.4 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Buyer, for which Seller has any legal obligation.

         5.5 Creditors. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud creditors of Buyer.

         5.6 No Insolvency. Buyer hereby covenants and represents that on the Closing Date the fair market value of its total assets will exceed total liabilities and that on the Closing Date Buyer will have sufficient working capital to pay its obligations when due and the transaction herein contemplated will not materially adversely impact upon Buyer's financial condition.

                                    ARTICLE 6

                                 INDEMNIFICATION

         6.1 Indemnification by Seller, Shareholder and Webb.

                  (a) In addition to the indemnification provided in Section 9.1 below, Seller, Shareholder and Webb jointly and severally, shall indemnify, defend and hold harmless Buyer, and its successors and assigns and their respective affiliates, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, legal, accounting and other expenses (collectively "Damages"), which may arise out of: (i) any breach of any of the representations, warranties, agreements, covenants or post-closing obligations made in this Agreement by Seller, Shareholder or Webb; or (ii) the ownership or condition of the Purchased Assets on or prior to the Closing Date. Further, Seller, Shareholder and Webb acknowledge and agree that this indemnification includes Buyer's right to reimbursement for any amounts by which Liabilities paid by Buyer on Seller's behalf exceed the Seller's Receivables collected by Buyer all as set forth in Section 9.2 below.

                  (b) Except for Damages arising out of the Buyer's payment of the Liabilities as described in Section 9.2 below, neither Seller, Shareholder nor Webb shall be liable for any Damages covered by the indemnity set forth above until the aggregate amount of such Damages exceeds Fifty Thousand Dollars ($50,000). Furthermore, except for Damages arising out of the Buyer's payment of the Liabilities as described in Section 9.2 below, neither Seller, Shareholder nor Webb shall be liable for any Damages covered by the indemnity set forth above if the aggregate amount of all such Damages exceeds fifty percent (50%) of the total Purchase Price.

         6.2 Indemnification by Buyer.

                  (a) Buyer shall indemnify, defend and hold harmless Seller and Shareholder from and against any and all Damages which may arise out of any breach of any of the representations, warranties, agreements, covenants or post-closing obligations made in this Agreement by Buyer.

                  (b) Except for Damages arising out of the Buyer's payment of the Liabilities as described in Section 9.2 below, Buyer shall not be liable for any Damages covered by the indemnity set forth in Section 6.2(a) above until the aggregate amount of such Damages exceeds Fifty Thousand Dollars ($50,000). Furthermore, except for Damages arising out of the Buyer's payment of the Liabilities as described in Section 9.2 below, Buyer shall not be liable for any Damages covered by the indemnity set forth in Section 6.2(a) above if the aggregate amount of all such Damages exceeds fifty percent (50%) of the total Purchase Price.

         6.3 Cooperation, Notice and Opportunity to Defend. Within ten (10) business days after the receipt by any party hereto of notice of any claims or the commencement of any action or proceeding, such party will, if a claim with respect thereto is to be made against any party obligated to provide indemnification ("Indemnifying Party") pursuant to Section 6 hereof, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding. In the case of any such notice arising from a claim asserted by a third party, such Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification. Such notice, and the opportunity to compromise or defend, if applicable, shall be a condition precedent to any liability of the Indemnifying Party under the indemnification agreements contained in this Agreement. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, such party shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, the indemnified and indemnifying parties shall have the right to participate in the defense of such asserted liability and to approve any compromise or settlement, which approval shall not be unreasonably withheld. The indemnified and indemnifying parties will reasonably cooperate with each other in connection with any indemnification claim and each shall make available to the other all pertinent information. The Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the other party from all liability with respect thereto, without the written consent of the other party.

                                    ARTICLE 7

                                OTHER AGREEMENTS

         7.1 Escrow Agreement. At Closing, Buyer shall withhold from the Purchase Price Four Hundred Thousand Dollars ($400,000) (the "Escrow," which shall also refer to and include any interest earned on the $400,000) and deposit such amount with Resource Trust Bank, as escrow agent all as more fully set forth in the form of Escrow Agreement (the "Escrow Agreement") attached as Exhibit E hereto and made a part hereof by reference. The parties hereto acknowledge and agree that the amount of the Escrow ($400,000), plus any interest earned on the Escrow, in no way shall be deemed a limitation on the amount of any claim or recovery to which Buyer may be entitled to recover against any other party pursuant to Section 6.1 hereof for damages sustained as a result of a breach of any representation, warranty, agreement, covenant or post-closing obligation set forth in this Agreement. Further, Seller, Shareholder and Webb acknowledge and agree that Buyer may look to the Escrow as a source of reimbursement to the extent that Buyer pays any Liabilities in excess of Seller's Receivables collected as set forth in Section 9.2 below.

         7.2 Expenses. Except as otherwise specified herein, each party will pay all of its expenses, including attorneys' fees, incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

         7.3 Confidentiality. If the transactions contemplated by this Agreement are not consummated, Buyer and Seller will use their best efforts to maintain the confidentiality of all information and will return all materials (and all copies of such materials) received in connection with this Agreement and the transactions contemplated hereby to each other.

         7.4 Public Disclosures. Neither party shall disclose the transaction contemplated herein in any press release or any public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld, unless such disclosure is required by applicable law or governmental regulations or the order of a court of competent jurisdiction, in which case prior to making such disclosure, the party shall give written notice to the other party describing in reasonable detail the proposed content of such disclosure and shall permit the other party to review and comment upon the form and substance of such disclosure.

                                    ARTICLE 8

                                    CLOSING

         8.1 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall be held by the exchange of documents by way of couriers or in person at the offices of Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota or at such date, time and place as the parties may mutually agree upon in writing. Such date of Closing is referred to herein as the "Closing Date." The parties currently anticipate that the Closing will be scheduled to occur on April 30, 2001.

         8.2 Documents to be Delivered by Seller. Seller agrees to deliver the following documents, duly executed as appropriate, to Buyer in form and substance reasonably satisfactory to Buyer and its counsel at the Closing:

                  (a) the Bill of Sale for the assignment and transfer of Purchased Assets;

                  (b) a Certificate of Seller, Shareholder and Webb to the effect that each of the conditions specified in 2.1(a-c), (h), (i) and
         (l) is satisfied in all respects, acknowledging their participation in preparing the schedules to this Agreement and verifying the completeness and accuracy of all such schedules;

                  (c) opinion of Seller's counsel dated as of the Closing Date substantially in the form set forth in Exhibit E;

                  (d) documentation of receipt of consents from all state and federal governmental agencies and third parties;

                  (e) a final statement of outstanding accounts payable of the Seller arising out of or in connection with the Business and the Purchased Assets as of and on the Closing Date (the "Accounts Payable");

                  (f) such instruments of sale, transfer, assignment, conveyance and delivery, in form and substance reasonably satisfactory to counsel for Buyer and Seller, as are required in order to transfer to Buyer clear title to the Purchased Assets;

                  (g) such other documents as Buyer may reasonably request for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer or reducing to its possession the Purchased Assets;

                  (h) the Shareholder Consulting Agreement;

                  (i) the Webb Consulting Agreement;

                  (j) the Lease; and

                  (k) the Employment Letters.

         8.3 Documents Delivered by Buyer. Buyer agrees to deliver the following documents, duly executed as appropriate, to Seller at the Closing:

                  (a) wire transfer to Seller's bank of the portion of the Purchase Price referred to in Section 1.4;

                  (b) such other documents as Seller reasonably may request to carry out the transactions contemplated under this Agreement;

                  (c) the Shareholder Consulting Agreement;

                  (d) the Webb Consulting Agreement; and

                  (e) the Lease.


                                   ARTICLE 9

                            POST CLOSING OBLIGATIONS

         9.1 Environmental Obligations.

                  (a) It is the joint and several obligation of Seller, Shareholder and Webb, at their sole cost and expense, to comply or ensure compliance with, any and all matters, circumstances and requirements arising out of any and all laws, regulations, rules, ordinances, agreements with governments, or court or administrative orders that: (i) concern or relate to on-site or off-site environmental conditions or environmental compliance liability, particularly potential CERCLA or analogous state liability relating to the Business, the Purchased Assets, the Property (as described in the Lease) or the Premises (as described in the Lease); and (ii) arise from matters, circumstances or requirements in existence prior to or as of the Closing relating to the Business or the Purchased Assets or arise from matters, circumstances or requirements in existence prior to, as of or after the Closing relating to the Property (as described in the Lease) or the Premises (as described in the Lease). It is the further joint and several obligation of Seller, Shareholder and Webb, at their sole cost and expense, to indemnify, defend, and hold the Buyer harmless from, against, and with respect to all losses related to said matters, circumstances or requirements. Such obligations, an any liability, damage, or cost that Seller, Shareholder and Webb may have for any breach thereof, shall survive the Closing and continue indefinitely, notwithstanding any other provision herein to the contrary. In the event that Buyer is notified by a third party or governmental entity or discovers the existence of any environmental condition, the result of which may require response action or form the basis for the assertion of a claim by any third party, including claims of governmental entities, Buyer shall promptly notify Seller, Shareholder and Webb thereof, and Seller, Shareholder and Webb shall, jointly and severally, at their sole cost and expense, proceed with due diligence to take appropriate action and respond thereto. In the event that Seller, Shareholder and Webb fail to proceed with due diligence or fail to prosecute to completion such action and response, Purchaser may, at its option, take the appropriate action and/or respond thereto and shall continue to have all rights to indemnity and reimbursement as set forth in this Agreement.

                  (b) Seller, Shareholder and Webb acknowledge that certain permitting and environmental law requirements that existed prior to or as of the date hereof may result in claims and/or demands by and/or liabilities to governmental agencies or other third parties after the date hereof and the Closing Date. Seller, Shareholder and Webb, jointly and severally, shall assume all liabilities, damages, costs, duties and responsibilities imposed by or arising from such permitting and legal requirements.

         9.2 Further Documents and Assurances. At any time and from time to time after the Closing Date, each party shall, upon request of the other party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder. If requested by Buyer, Seller further agrees to assign to Buyer the right to prosecute or otherwise take such action to enforce in its own name for the benefit of Buyer, any claims, right or benefit transferred by this Agreement that may require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this provision shall be solely at Buyer's expense but shall not prejudice any other rights of Buyer under this Agreement.

         9.3 Collection of Seller's Receivables.

                  (a) Upon execution of this Agreement, Seller shall deliver to Buyer a true, complete and accurate list of the accounts receivable of all customers of Seller as of the Closing Date. During the 120-day period following the Closing Date (the "Collection Period"), Buyer, shall, in the ordinary course of business, include in its billing to customers, and, subject to the following provisions hereof, collect for the benefit of Seller, the account receivables of the Seller as of the Closing Date up to $750,000 (the "Seller's Receivables"); provided, however, that in no event shall Buyer be obligated to take any action, including without limitation the institution of legal action, to collect any of Seller's Receivables.

                  (b) Commencing on the third Friday after the Closing Date, and continuing thereafter on the Friday following every consecutive two-week period during the Collection Period, Buyer shall pay to the Seller the total amount collected by Buyer on account of Seller's Receivables during the two-week period ending on the previous Friday, and shall deliver to Seller at the time of such payment a list of Seller's Receivables so collected. During the Collection Period, Seller shall not take any action to collect any of Seller's Receivables and shall promptly notify Buyer if Seller receives payment in respect of any of Seller's Receivables.

                  (c) Although Seller is wholly obligated and responsible for all of the Liabilities, during the Collection Period, if for any reason Buyer pays Liabilities in excess of collected Seller's Receivables, Buyer shall be entitled to reimbursement of such amounts from the Escrow.

                  (d) Upon expiration of the Collection Period, Buyer may cease all billing and collection efforts with respect to Seller's Receivables, or any portion thereof, which remain outstanding, and except as specifically provided herein shall be relieved of any responsibility with respect to the then outstanding Seller's Receivables.

                  (e) Upon expiration of the Collection Period, Buyer shall purchase from the Seller, and Seller shall sell, assign, transfer, convey and deliver to the Buyer the remaining Seller's Receivables (less any amounts used to satisfy the Accounts Payable) and all rights related to the Seller's Receivables, including all rights to enforce any judgments related to the Seller's Receivables, at their cash value less a discount rate of twelve percent (12%).

         9.4 Dissolution of Seller. On or before one hundred eighty (180) days following the Closing Date, Shareholder shall cause the Seller to be dissolved as a corporation in accordance with the requirements of Texas law.

         9.5 Review of Closing Balance Sheet. Within ten (10) business days of the Closing, Seller shall deliver to Buyer a balance sheet as of the Closing Date, which shall also include a detailed statement of the preliminary accounts payable and accounts receivables, each containing trial balances as of the Closing Date (the "Closing Balance Sheet"). Buyer shall have five (5) business days to review the Closing Balance Sheet to determine the accuracy of the information reflected in it. In the event the Buyer determines that the Closing Balance Sheet overstates the assets of the Business or understates the liabilities or shareholders equity by any amount, Buyer shall be entitled to be reimbursed for such amount from the Escrow.

                                   ARTICLE 10

                NONCOMPETITION, NON-DISCLOSURE, NON-SOLICITATION

         10.1 Noncompetition. As an inducement for Buyer to enter into this Agreement, Seller, Shareholder and Webb each jointly and severally agree that during the "Restricted Period" (as defined below) none of them shall, directly or indirectly, engage in any "Competing Business Activity" (as defined below), in any manner or capacity (including, without limitation, as an advisor, consultant, director, officer, employee, principal, agent, shareholder, partner, sole proprietor, member of a limited liability company or of any association, or otherwise). Shareholder and Webb each jointly and severally acknowledge and agree that through the performance of his and her duties for the Seller, and through the performance of duties pursuant to the Shareholder Consulting Agreement and the Webb Consulting Agreement, each has substantial knowledge relating to the Business, and each has been and will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Business and Buyer. Seller, Shareholder and Webb each jointly and severally acknowledges and agrees that the foregoing makes it necessary for the protection of the Buyer's business, and the Buyer's use of the Purchased Assets that none of them compete with the Buyer for a reasonable period of time as further described in this Article 10.

                  (a) As used herein, "Restricted Period" shall mean a period of five (5) years from the Closing Date.

                  (b) As used herein, "Competing Business Activity" shall mean any business activities that are (a) competitive with the Business or
         (b) related to the Purchased Assets.

         10.2 Geographical Extent of Covenant. The obligations of Seller, Shareholder and Webb under this Article 10 shall apply to all markets, domestic or foreign, in which the Business operates as of the Closing Date or during the term of the Restricted Period.

         10.3 Tolling of Restricted Period. If it is judicially determined that Seller, Shareholder or Webb has violated any obligation described in this
Article 10, the Restricted Period shall be extended by a period of time equal to the period during which such violation occurred.

         10.4 Limitation on Covenant. Ownership by Seller, Shareholder or Webb, as a passive investment, of less than one percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Article 10.

         10.5 Nonsolicitation; Non-hire and Noninterference. During the Restricted Period, neither Seller, Shareholder nor Webb shall:

                  (a) induce or attempt to induce any employee of the Buyer to leave the employ of the Buyer, or in any way interfere adversely with the relationship between any such employee and the Buyer or affiliate;

                  (b) induce or attempt to induce any employee of the Buyer or any affiliate to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Buyer to any third person, firm or corporation;

                  (c) employ, or otherwise pay for services rendered by, any employee of the Buyer in any business enterprise with which Seller, Shareholder or Webb may be associated, connected or affiliated; or

                  (d) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Buyer to cease doing business with the Buyer, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation.

         10.6 Indirect Competition or Solicitation. During the Restricted Period, neither Seller, Shareholder nor Webb may, directly or indirectly, assist, solicit or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this
Article 10 if such activity were carried out by any of them, either directly or indirectly; and, in particular, neither Seller, Shareholder nor Webb may, directly or indirectly, induce any employee of the Buyer or any Affiliate to carry out, directly or indirectly, any such activity.

         10.7 Reasonableness of Restrictions. Seller, Shareholder and Webb each jointly and severally agrees that the terms and conditions contained in this
Article 10 are reasonable and necessary for the protection of the Buyer's business, trade secrets and confidential information, including (without limitation) the Business, the Buyer's business, trade secrets and confidential information related to the Purchased Assets. Seller, Shareholder and Webb each jointly and severally acknowledges that he, she and it each has the ability to continue to earn sufficient compensation in business without breaching any of the provisions of this Article 10.

         10.8 Nondisclosure. Seller, Shareholder and Webb each jointly and severally acknowledges, covenants and agrees that, from and after the date hereof, he, she and it will hold any and all items constituting Business Secrets communicated or transmitted to, or otherwise obtained by him, her or it, in confidence; and neither Seller, Shareholder nor Webb shall, regardless of the reason therefor, directly or indirectly make use of, exploit, disclose or divulge any Business Secrets to any other person or entity (except to the extent such information is required to be submitted to any federal, state or local governmental agent or to any third party pursuant to subpoena or other court process), or directly or indirectly utilize the Business Secrets to make any false statement or otherwise commit any act (including contacting any customers) that could in any way be injurious or detrimental to Buyer's use of the Purchased Assets, including without limitation its image, business or customer relations.

         10.9 "Business Secrets". For the purposes hereof, "Business Secrets" shall mean all information and materials pertaining to Seller's Business or the Purchased Assets, including, without limitation, customer information, Seller's business methods, policies, procedures, techniques, sales and marketing strategies, financial statements, sales and gross profit data, employee and independent contractor rosters and profiles, pricing and cost data, contract information, know-how and all other information relating to or dealing with the Business or the Acquired Assets. Furthermore, the term Business Secrets shall apply to any of the foregoing, whether or not in written form and whether or not Seller has possession of such writings.

                                   ARTICLE 11

                                 MISCELLANEOUS

         11.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on Seller only if such amendment or waiver is set forth in a writing executed by Seller and that any such amendment or waiver will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. Waiver by Seller or Buyer of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

         11.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested. Notices, demands and communications to Seller and Buyer will, unless another address is specified in writing, be sent to the addresses indicated below:

              Notices to Seller and Shareholder:

              Lindy Enterprises, Incorporated
              1718 Humble Place Drive
              Humble, Texas 77338-5275
              Attn: Sindy Webb, President

              with a copy to:

              William W. Bivin
              Bivin & McNamara, L.L.P.
              1420C Stonehollow Dr.
              Kingwood, TX 71339-2029
              Attention: William W. Bivin

              Notice to Buyer:

              Lindy Acquisition Co., LLC
              4201 Woodland Road
              Circle Pines, MN 55014
              Attention: Larry Rutkowski, Manager
              with a copy to:

              Robins, Kaplan, Miller & Ciresi L.L.P.
              2800 LaSalle Plaza
              800 LaSalle Avenue South
              Minneapolis, Minnesota 55402-2015
              Attention:  Robert T. Montague

              and

              Ripplewood Holdings L.L.C
              One Rockefeller Plaza, 32nd Floor
              New York, NY  10020
              Attention:  Charles Laurey and Saguna Umerjee

              Notice to Parent:

              American Guidance Service, Inc.
              4201 Woodland Road
              Circle Pines, MN 55014
              Attention:  Larry Rutkowski

              with a copy to:

              Robins, Kaplan, Miller & Ciresi L.L.P.
              2800 LaSalle Plaza
              800 LaSalle Avenue South
              Minneapolis, Minnesota 55402-2015
              Attention:  Robert T. Montague

              and

              Ripplewood Holdings L.L.C
              One Rockefeller Plaza, 32nd Floor
              New York, NY  10020
              Attention:  Charles Laurey and Saguna Umerjee

         11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement except that Seller may assign certain rights and obligations under this Agreement to a new entity for tax purposes with the prior written consent of the Buyer, which shall not be unreasonably withheld. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties except the indemnification rights hereunder, which may be assigned to a financial or other institution in connection with any financing relating to the transactions contemplated in this Agreement.

         11.4 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

         11.5 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         11.6 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein.

         11.7 Counterparts. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

         11.8 Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

         11.9 Survival. All covenants, agreements, representations and warranties made by the parties in this Agreement or any schedule or exhibit to this Agreement, or in connection with the transactions contemplated by this Agreement shall survive the Closing and continue for a period of fifteen (15) months thereafter; provided however, that the representation set forth at
Section 4.15 will survive until the expiration of any and all federal, state or local statutory limitations applying to environmental laws or regulations have expired. No review or inspection made by the parties shall be deemed to waive or modify any such representation.

         11.10 Interpretation. This Agreement has been fully negotiated by the parties through their legal counsel. Accordingly, in interpreting this Agreement, the rule of interpretation requiring that documents be construed against the draftsman shall be inapplicable. Further, all additions or deletions of provisions from any and all drafts of this Agreement shall be of no force or effect in interpreting the terms of this Agreement or the intentions of the parties hereto.

         11.11 Schedules and Exhibits. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement.


                                   * * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.



                                        PARENT:


                                        AMERICAN GUIDANCE SERVICE, INC.


                                        By:
                                           -------------------------------------
                                           Larry Rutkowski, President
                                           For those sections that relate
                                             to Parent


                                        BUYER:

                                        LINDY ACQUISITION CO., LLC


                                        By:
                                           -------------------------------------
                                           Larry Rutkowski, Manager


                                        SELLER:

                                        LINDY ENTERPRISES, INCORPORATED


                                        By:
                                           -------------------------------------
                                           Cynthia Webb, President


                                        SHAREHOLDER:


                                        ----------------------------------------
                                        Cynthia Webb for those sections that
                                        relate to Shareholder


                                        WEBB:


                                        ----------------------------------------
                                        Stephen Webb, for those sections that
                                        relate to Webb




                                       34